CARMAX AFFIRMS CURRENT FINANCING AVAILABILITY

Richmond, Va., October 23, 2008 – CarMax, Inc. (NYSE:KMX) today affirmed that, despite the continuation of difficult economic conditions, credit remains widely available for qualifying customers at its used car superstores.  These financing options are offered through CarMax Auto Finance (CAF) and the company’s third-party lenders, a group of leading financial institutions.

CarMax is still able to provide financing for a wide variety of customer credit profiles.  “Our ability to finance qualifying customers has not significantly changed,” said Tom Folliard, CarMax president and CEO.  “In fact, we believe our financing is a key competitive advantage in this environment where many other automotive retailers may have fewer financing options.”

“Due to the integrity and transparency of the CarMax car-buying process, our third-party lenders continue to have greater confidence in CarMax and have recently reaffirmed their willingness to provide more financing for CarMax customers,” said Folliard.

CAF and all of its third-party lenders benefit from the unique CarMax sales model which mitigates the financing risks often associated with used car lending.  These risks are related to understanding the value of the vehicle and trusting in the accuracy, quality and completeness of the information provided to the lender.

The Unique CarMax Finance Process

Just like the CarMax buying experience, the CarMax finance process is unique.  “We remain proud to provide consumers with what we believe is the most user-friendly car financing process in the industry,” said Folliard.  “CarMax sales consultants do not receive a commission on the financing, and they do not hand off customers to a commission-paid finance manager.  Instead, the CarMax sales consultant helps customers find the financing option that fits their budget and walks them through the entire sales process.”

At CarMax, customers see all offers made available to them directly on the computer screen, and where multiple offers exist, customers may choose the offer that best suits their needs.  CarMax also provides a three-day payoff option, which gives customers up to three business days to replace the financing with cash or an alternative-lending source, free of penalty or interest.

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CarMax, Inc.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2008 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 99 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 29, 2008, we retailed 377,244 used cars and sold 222,406 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in the general U.S. or regional U.S. economy.
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Changes in the availability or cost of capital and working capital financing, including the availability or cost of long-term financing to support our geographic growth and the availability or cost of financing auto loan receivables.

•	Changes in consumer credit availability related to our third-party financing providers.
•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	The effect of various litigation matters.
•	Our inability to acquire or lease suitable real estate at favorable terms.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	The occurrence of certain other material events.

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CarMax, Inc.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4489.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

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